                                                                   EXHIBIT 10.13

                          FINANCIAL ADVISORY AGREEMENT

         THIS FINANCIAL ADVISORY AGREEMENT (this "AGREEMENT") is made and entered into as of November 12, 1997, between FWT, Inc. a Texas corporation (the "COMPANY"), and Baker Capital Corp., a Delaware corporation ("BAKER CAPITAL").

                             PRELIMINARY STATEMENT

         A. Baker Communications Fund, L.P., an affiliate of Baker Capital is simultaneously with the execution of this Agreement acquiring approximately 80% of the common stock of the Company.

         B. Baker Capital has rendered financial advisory services in connection with, among other things, the negotiation of the acquisition of the common stock of the Company and the debt and equity financing transactions related thereto.

         C. The Company has requested that Baker Capital render financial advisory and other similar services to the Company with respect to certain future transactions by the Company.

         D. The Company has requested that Baker Capital render financial oversight and monitoring services to the Company on an ongoing basis.

         NOW, THEREFORE, in consideration of the services rendered and to be rendered by Baker Capital and the mutual covenants herein contained, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Baker Capital, intending to be legally bound hereby, now agree as follows:

                             STATEMENT OF AGREEMENT

         Section 1.       Retention.

                 (a) The Company hereby retains Baker Capital as financial advisor to the Company in connection with the leveraged recapitalization of the Company to be effected pursuant to the Stock Purchase and Redemption Agreement of even date herewith and related transactions, including the financing thereof (collectively, the "TRANSACTION").

                 (b) The Company may, but is not obligated to retain Baker Capital as its financial advisor with respect to future transaction involving the sale of securities by the Company, tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or other similar transaction directly or indirectly involving the Company or any of its subsidiaries (collectively, "FUTURE TRANSACTIONS"). If so retained, the

Company will pay to Baker Capital reasonable compensation no less favorable to the Company than could be obtained in a transaction involving an unrelated third party. Any retention of Baker Capital pursuant to this clause (b) will constitute a "Related Party Transaction" for purposes of Section 1.4 of the Shareholders' Agreement of even date herewith among the Company, Baker Capital, FWT Acquisition, Inc. and the other shareholders of the Company.

                 (c) The Company hereby retains Baker Capital to provide ongoing financial oversight and monitoring services to the Company as may be reasonably requested by the board of directors of the Company during the term of this Agreement.

         Section 2. Term. The term of this Agreement shall continue until the earlier to occur of (i) the tenth anniversary of the date hereof and
(ii) the date on which Baker Capital and its affiliates cease to beneficially own, (as such term is defined in Rule 13d under the Securities Exchange Act of 1934) directly or indirectly, at least five percent (5%) of the outstanding Common Stock of the Company or its successors.

         Section 3.       Compensation.

                 (a) As compensation for Baker Capital's services as financial advisor to the Company in connection with the Transaction, the Company agrees to pay to Baker Capital a cash fee of: (i) One Million Dollars ($1,000,000) to be paid upon consummation of the acquisition of Common Stock of the Company by Baker Communications Fund, L.P. and (ii) an additional One Million Dollars ($1,000,000) upon closing of the related offering of the Company's Senior Subordinated Notes due 2007.

                  (b) As compensation for Baker Capital's oversight and monitoring services under Section 1(c) hereof, the Company shall pay to Baker Capital an annual base fee (the "MONITORING FEE") of $250,000, subject to adjustment pursuant to paragraphs (d) and (e) below and prorated on a daily basis for any period less than a full calendar year. The Monitoring Fee shall be payable in arrears in quarterly installments on each January 1, April 1, July 1, and October 1 during the term of this Agreement, commencing January 1, 1998.

                 (c) For each year during the term of this Agreement commencing 1998, the Monitoring Fee shall be increased by an additional $250,000 (the "EBITDA FEE") for each year the Company meets the EBITDA target ("TARGETED EBITDA") for the Company and its Subsidiaries on a consolidated basis for the year. For purposes hereof, "Targeted EBITDA" shall mean: (i) with respect to the period ending April 30, 1998, $21,700,000, and (ii) with respect to each calculation period ending thereafter, an amount determined by a majority vote of the Compensation Committee of the board of directors of the Company. In no event shall the Targeted EBITDA for any period exceed the EBITDA target for the same period established pursuant to the terms of the Employment Agreement between the Company and Roy J. Moore. The EBITDA Fee earned for any year shall be payable no later than the publication of the Company's audited annual financial statement for the year.

         Section 4. Reimbursement of Expenses. In addition to the compensation to be paid pursuant to Section 3 hereof, the Company agrees to pay or reimburse Baker Capital for all "Reimbursable Expenses", which shall consist of all reasonable disbursements and out-of-pocket expenses (including without limitation, fees and disbursements of counsel, costs of travel, postage, deliveries, communications, etc.) incurred by Baker Capital or its affiliates for the account of the Company or in connection with the performance by Baker Capital of the services contemplated by Section 1 hereof.

         Section 5. Indemnification. The Company shall indemnify and hold harmless each of Baker Capital, its affiliates, and their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of
1934), if any, agents and employees (Baker Capital, its affiliates, and such other specified persons being collectively referred to as "Indemnified Persons" and individually as an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those resulting from the negligence of the Indemnified Person and fees and disbursements of the respective Indemnified Person's counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with the Company's instructions or the Company's actions or omissions or (B) are otherwise related to or arise out of Baker Capital's engagement hereunder, and will reimburse each Indemnified Person for all costs and expenses, including fees of any Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Baker Capital's acting pursuant to the engagement, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence that have resulted primarily from Baker Capital's bad faith, gross negligence or willful misconduct. The Company also agrees that neither Baker Capital nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company that have resulted primarily from Baker Capital's bad faith, gross negligence or willful misconduct. The Company further agrees that it will not, without the prior written consent of Baker Capital, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Baker Capital and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. THE COMPANY HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF BAKER CAPITAL OR ANY OTHER INDEMNIFIED PERSON.

         The foregoing right to indemnity shall be in addition to any rights that Baker Capital and/or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this Agreement is brought against Baker Capital or any other Indemnified Person.

         It is understood that, in connection with Baker Capital's engagement, Baker Capital may also be engaged to act for the Company in one or more additional capacities, and that the terms of this engagement or any such additional engagement may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement specified in the first paragraph hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

         If the indemnity referred to in this Agreement should be, for any reason whatsoever, rendered unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate to reflect the relative benefits received by and the relative fault of each such Indemnified Person, respectively, on the one hand and the Company on the other hand in connection with the transaction; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the amount of the fee actually received by the Manager pursuant to this Agreement. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Fund and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

         Section 6. Confidential Information. In connection with the performance of the services hereunder, Baker Capital agrees not to divulge any confidential information, secret processes or trade secrets disclosed by the Company to it solely in its capacity as a financial advisor, unless the Company consents to the divulging thereof or such information, secret processes, or trade secrets are publicly available or otherwise available to Baker Capital without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

         Section 7. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of New York, excluding any choice-of-law provisions thereof.

         Section 8. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (other than with respect to the rights and obligations of Baker Capital, which may be assigned to any one or more of its principals or affiliates) by either party without the prior written consent of the other.

         Section 9. Independent Contractor. For all purposes of this Agreement, Baker Capital shall be an independent contractor and not an employee or dependent agent of the Company. Except as provided in this Agreement, Baker Capital shall have no authority to bind, obligate or represent the Company.

         Section 10.      Amendment.       Except as otherwise expressly
provided herein, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto.

         Section 11.      Termination.     The expiration, revocation or
termination of this Agreement shall not extinguish the obligations of the Company for the payment of fees and expenses in respect of services for periods prior to the effective date of such expiration, revocation or termination. The indemnification and contribution obligations of the Company under Section 5 shall survive the expiration, revocation or termination of this Agreement.

         Section 12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         Section 13.      Other Understanding.  All discussions,
understandings, and agreements theretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the Agreement of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                       FWT, INC.

                                       By:
                                          ------------------------------------
                                       Name:
                                       Title:


                                       BAKER CAPITAL CORP.


                                       By:
                                          ------------------------------------
                                       Name:
                                       Title: